EXHIBIT 23


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                               CONSENT OF COUNSEL

     The consent of Christopher W. Fox, Esq., Deputy General Counsel of Agway Inc. and General Counsel of Agway Financial Corporation, is included in his opinions, copies of which are filed as Exhibit 5. Mr. Fox is also a director of Agway Financial Corporation.